Exhibit 99.1

FOR IMMEDIATE RELEASE
Embecta Corp. Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

PARSIPPANY, N.J., Dec. 20, 2022 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta”) (Nasdaq: EMBC), one of the largest pure-play diabetes care companies in the world, today reported financial results for the three and twelve month periods ended September 30, 2022.
“2022 was a milestone year for embecta, our first as a public company,” said Devdatt “Dev” Kurdikar, Chief Executive Officer of embecta. “We are very proud of our colleagues around the world, whose perseverance, collaboration, and focus led to this performance notwithstanding a dynamic and challenging macro environment. Despite incremental headwinds from foreign exchange and inflation, our fourth quarter and second half of fiscal year 2022 results exceeded our guidance and advanced our mission to develop and provide solutions that make life better for people living with diabetes. Looking forward, fiscal year 2023 will be a critical year as we take steps to further strengthen our core business, make additional progress towards separating and standing up embecta as an independent company, and invest in growth opportunities, including the further development of our type 2 closed loop insulin delivery system.”
embecta was spun-off from Becton, Dickinson and Company (“BD”) on April 1, 2022. Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what embecta’s financial results would have been had embecta operated as a standalone public company. Therefore, financial results for the three and twelve month periods ended September 30, 2021 and September 30, 2022 are not meaningfully comparable.
Fourth Quarter Fiscal Year 2022 Financial Highlights:
•Revenues of $274.6 million, down 8.7% on a reported basis; down 4.2% on a constant currency basis
◦U.S. revenues decreased 5.9% on both a reported and constant currency basis
◦International revenues decreased 11.9% on a reported basis, and decreased 2.3% on a constant currency basis
•Gross profit and margin of $176.9 million and 64.4%, compared to $209.7 million and 69.7% in the prior year period
•Adjusted gross profit and margin of $176.9 million and 64.4%, compared to $209.7 million and 69.7% in the prior year period
•Net income (loss) of $(17.2) million inclusive of an impairment charge of $58.9 million related to the abandonment of certain manufacturing production lines in the United States that are no longer expected to be completed, and a $5.5 million charge related to purchase commitments associated with the abandonment of the assets noted above. This compares to net income of $97.1 million in the prior year period
•Adjusted EBITDA and margin of $87.2 million and 31.8%, compared to $131.6 million and 43.8% in the prior year period
•Announced a dividend of $0.15 per share
Twelve Months Ended September 30 Fiscal Year 2022 Financial Highlights:
•Revenues of $1,129.5 million, down 3.1% on a reported basis; down 0.5% on a constant currency basis
◦U.S. revenues decreased 1.5% on both a reported and constant currency basis
◦International revenues decreased 4.8% on a reported basis, and increased 0.6% on a constant currency basis
•Gross profit and margin of $774.9 million and 68.6%, compared to $800.4 million and 68.7% in the prior year period
•Adjusted gross profit and margin of $775.1 million and 68.6%, compared to $814.2 million and 69.9% in the prior year period

•Net income of $223.6 million inclusive of an impairment charge of $58.9 million related to the abandonment of certain manufacturing production lines in the United States that are no longer expected to be completed, and a $5.5 million charge related to purchase commitments associated with the abandonment of the assets noted above. This compares to net income of $414.8 million in the prior year period inclusive of impairment charges of $13.8 million related to write-offs of certain construction in progress assets
•Adjusted EBITDA and margin of $459.9 million and 40.7%, compared to $565.5 million and 48.5% in the prior year period
Strategic Highlights:
•Executing on transition service agreements with BD, while continuing to build up embecta’s internal organization, systems and processes
•Signed a co-promotion commercial collaboration agreement with Intuity Medical under which embecta sales representatives will promote Intuity Medical's innovative POGO Automatic® Blood Glucose Monitoring System to select healthcare professionals they call on within the U.S.1
•Advanced the development of a type 2 closed loop insulin delivery system utilizing embecta’s proprietary patch pump, which carries Breakthrough Device Designation from the U.S. Food & Drug Administration

Fourth Quarter Fiscal Year 2022 Results:
Revenues by geographic region are as follows:

	Three months ended September 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2022	2021	$	%	%
United States	$149.9	$159.3	$(9.4)	(5.9)%	(5.9)%
International	124.7	141.5	(16.8)	(11.9)	(2.3)
Total	$274.6	$300.8	$(26.2)	(8.7)%	(4.2)%

Our revenues decreased by $26.2 million, or 8.7%, to $274.6 million in the fourth quarter of 2022 as compared to revenues of $300.8 million in the fourth quarter of 2021. Changes in our revenues are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. The decrease in revenues was primarily attributable to $13.5 million of unfavorable foreign currency impact due to the strengthening of the U.S. dollar, unfavorable impacts due to volume resulting from decisions to exit certain legacy customer relationships, and unfavorable changes to estimated sales deductions in the U.S. This was partially offset by contract manufacturing revenue recognized that commenced after April 1, 2022, the date of separation from BD (the "Separation Date"), and favorable volume and price, to some extent, for customers in Canada, Japan and Central and Southeast Asia.
Twelve Months Fiscal Year 2022 Results:
Revenues by geographic region are as follows:

	Twelve months ended September 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2022	2021	$	%	%
United States	$600.3	$609.4	$(9.1)	(1.5)%	(1.5)%
International	529.2	555.9	(26.7)	(4.8)	0.6
Total	$1,129.5	$1,165.3	$(35.8)	(3.1)%	(0.5)%

1 Intuity Medical’s POGO Automatic® Blood Glucose Monitoring System is the only FDA-cleared automatic blood glucose monitoring system that lances and collects blood in just one step with 10-test cartridge technology, ending the need to individually load lancets and test strips (as required by conventional blood glucose meters).

Our revenues decreased by $35.8 million, or 3.1%, to $1,129.5 million for the twelve months ended September 30, 2022 as compared to revenues of $1,165.3 million for the twelve months ended September 30, 2021. The decrease in revenues was primarily driven by unfavorable foreign currency impact of $30.1 million due to the strengthening of the U.S. dollar, unfavorable impacts due to volume resulting from decisions to exit certain legacy customer relationships, and unfavorable changes to estimated sales deductions in the U.S. This was partially offset by contract manufacturing revenue recognized during 2022 that commenced subsequent to the Separation Date.
Preliminary Fiscal Year 2023 Financial Guidance:
For fiscal year 2023, the Company expects:

Dollars in millions, except percentages and per share data
Revenues	$1,050 - $1,073
As Reported (%)	(7.0%) - (5.0%)
Constant Currency (%)	(2.0%) - 0.0%
F/X (%)	(5.0%) - (5.0%)
Contract Manufacturing	$5 - $10
Adjusted Gross Margin (%)	~62.0%
Adjusted Operating Margin (%)	~25.0%
Adjusted Diluted Earnings per Share	$1.75 - $2.00
Adjusted EBITDA Margin (%)	~30.0%

We are unable to present a quantitative reconciliation of our expected adjusted gross margin, expected adjusted operating margin, expected adjusted diluted earnings per share, expected adjusted EBITDA and our expected adjusted EBITDA margin as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance sheet, Liquidity and Other Updates
As of September 30, 2022, the Company had approximately $330.9 million in cash and cash equivalents and $1.645 billion of debt principal outstanding, and no amount drawn on the $500 million Revolving Credit Facility.
During the quarter and year ended September 30, 2022, the Company recorded an impairment charge of $58.9 million related to the abandonment of certain manufacturing production lines in the United States that are no longer expected to be completed. These assets were previously included as a component of Construction in progress within Property, Plant and Equipment in the Consolidated Balance Sheets and the charge was recorded in Impairment expense in the Consolidated Statements of Income. The Company also incurred costs of $5.5 million related to outstanding purchase commitments associated with the abandonment of the assets noted above. These costs were recorded in Other operating expenses in the Consolidated Statements of Income.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on January 11, 2023 to stockholders of record at the close of business on December 30, 2022.
Fiscal 2022 Fourth Quarter and Full Year Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on December 20, 2022 to discuss the results of the quarter and full year, provide an update on its business, including preliminary fiscal year 2023 financial guidance, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 11:00 a.m. ET on December 20, 2022, via the embecta investor relations website and archived on the website for one year.

Consolidated Statements of Income
Embecta Corp.
(unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021

Revenues	$274.6	$300.8	$1,129.5	$1,165.3
Cost of products sold(1)	97.7	91.1	354.6	364.9
Gross Profit	$176.9	$209.7	$774.9	$800.4
Operating expenses:
Selling and administrative expense	81.9	70.0	294.8	240.3
Research and development expense	17.9	19.1	66.9	63.3
Impairment expense	58.9	—	58.9	—
Other operating expenses	21.2	2.8	44.7	4.8
Total Operating Expenses	$179.9	$91.9	$465.3	$308.4
Operating Income (Loss)	$(3.0)	$117.8	$309.6	$492.0
Interest expense, net	(21.8)	—	(46.2)	—
Other income (expense), net	(2.7)	(1.2)	(6.8)	2.9
Income (Loss) Before Income Taxes	$(27.5)	$116.6	$256.6	$494.9
Income tax provision (benefit)	(10.3)	19.5	33.0	80.1
Net Income (Loss)	$(17.2)	$97.1	$223.6	$414.8

Net Income (Loss) per common share:
Basic	$(0.30)	$1.70	$3.92	$7.28
Diluted	$(0.30)	$1.70	$3.89	$7.28
(1) For periods prior to the separation from BD, this income statement line includes cost of products sold from related party inventory purchases. For the three month period ended September 30, 2021, cost of products sold from related party inventory purchases were $10.2 million. For the twelve month periods ended September 30, 2022 and 2021, cost of products sold from related party inventory purchases were $28.0 million and $40.6 million, respectively.

Consolidated Balance Sheets
Embecta Corp.
(unaudited, in millions, except share and per share data)

	September 30, 2022	September 30, 2021
Assets
Current Assets
Cash and cash equivalents	$330.9	$—
Trade receivables, net	22.2	150.6
Inventories:
Materials	23.4	13.1
Work in process	5.6	21.0
Finished products	93.8	83.9
	$122.8	$118.0
Amounts due from Becton, Dickinson and Company	110.9	—
Prepaid expenses and other	77.9	23.2
Total Current Assets	$664.7	$291.8
Property, Plant and Equipment, Net	301.6	450.9
Goodwill and Other Intangible Assets	24.6	33.9
Deferred Income Taxes and Other Assets	95.5	11.4
Total Assets	$1,086.4	$788.0
Liabilities and Equity
Current Liabilities
Accounts payable	$41.4	$54.2
Accrued expenses	104.3	81.6
Amounts due to Becton, Dickinson and Company	66.5	—
Salaries, wages and related items	48.5	28.2
Current debt obligations	9.5	—
Current finance lease liabilities	3.6	—
Income taxes	27.2	—
Total Current Liabilities	$301.0	$164.0
Deferred Income Taxes and Other Liabilities	46.1	29.7
Long-Term Debt	1,598.1	—
Non Current Finance Lease Liabilities	32.6	—
Commitments and Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 57,055,327	0.6	—
Additional paid-in capital	10.0	—
Accumulated deficit	(577.1)	—
Net Investment from Becton, Dickinson and Company	—	864.8
Accumulated other comprehensive loss	(324.9)	(270.5)
Total Equity	(891.4)	594.3
Total Liabilities and Equity	$1,086.4	$788.0

Consolidated Statements of Cash Flows
Embecta Corp.
(unaudited, in millions)

	Twelve Months Ended September 30,
	2022	2021
Operating Activities
Net income	$223.6	$414.8
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	31.7	38.3
Amortization of debt issuance costs	3.2	—
Impairment of property, plant and equipment	58.9	13.8
Stock-based compensation	18.7	12.8
Net periodic pension benefit and other postretirement costs	10.2	9.4
Deferred income taxes	(26.5)	(2.8)
Change in operating assets and liabilities:
Trade receivables, net	122.7	(31.8)
Inventories	(23.4)	(18.0)
Due from/due to Becton, Dickinson and Company	(47.0)	—
Prepaid expenses and other	(44.0)	(11.5)
Accounts payable, accrued expenses and other current liabilities	73.3	30.8
Income and other net taxes payable	10.3	—
Other assets, net	0.5	0.5
Net Cash Provided by Operating Activities	$412.2	$456.3
Investing Activities
Capital expenditures	(23.6)	(36.8)
Acquisition of intangible assets	(0.4)	(2.4)
Net Cash Used for Investing Activities	$(24.0)	$(39.2)
Financing Activities
Proceeds from the issuance of long-term debt	1,450.0	—
Payments on long-term debt	(4.8)	—
Payment of long-term debt issuance costs	(33.3)	—
Payment of revolving credit facility fees	(5.6)	—
Payments on finance lease	(1.8)	—
Dividend payments	(8.6)	—
Net consideration paid to Becton, Dickinson and Company in connection with the Separation	(1,266.0)	—
Net transfers to Becton, Dickinson and Company	(177.9)	(417.1)
Net Cash Used for Financing Activities	$(48.0)	$(417.1)
Effect of exchange rate changes on cash and cash equivalents	(9.3)	—
Net Change in Cash and cash equivalents	$330.9	$—
Opening Cash and cash equivalents	—	—
Closing Cash and cash equivalents	$330.9	$—

Non-GAAP financial measures

In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (ii) Adjusted EBITDA, as further defined below, (iii) adjusted gross profit and adjusted gross profit margin, and (iv) Constant Currency revenue growth. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. Additionally, EBITDA and Adjusted EBITDA are important metrics for debt investors who utilize debt-to-EBITDA ratios. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.
We believe EBITDA is an important valuation measurement for management and investors given the effect non-cash charges such as amortization related to acquired intangible assets and depreciation of capital equipment have on net income. Additionally, we regard EBITDA as a useful measure of operating performance and cash flow before the effect of interest, taxes, depreciation and amortization and as a complement to operating income, net income and other GAAP financial performance measures. We define Adjusted EBITDA as EBITDA excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) stock-based compensation, (ii) non-cash long-lived fixed asset, goodwill and/or intangible asset impairment charges, (iii) restructuring-related costs, (iv) various costs that will enable the Company to operate as a stand-alone publicly traded company, and (v) other significant items management deems irregular or non-operating in nature. We use Adjusted EBITDA when evaluating operating performance because we believe the exclusion of such adjustments is necessary to help provide an accurate measure of on-going core operating results and to evaluate comparative results period over period.
For the three and twelve month periods ended September 30, 2022 and 2021, the reconciliation of net income (loss) to EBITDA and adjusted EBITDA was as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
Dollars in millions
	2022	2021	2022	2021
Net income (loss)	$(17.2)	$97.1	$223.6	$414.8
Interest expense, net	21.8	—	46.2	—
Income taxes	(10.3)	19.5	33.0	80.1
Depreciation and amortization	7.5	8.9	31.7	38.3
EBITDA	1.8	125.5	334.5	533.2
Stock-based compensation expense	4.4	3.2	18.7	12.8
One-time stand up costs (1) (2)	15.0	2.7	38.2	4.8
Other costs associated with impairment (3)(6)	5.5	—	5.5	—
European regulatory initiative-related costs ("EU MDR") (4)	0.9	0.2	1.9	0.9
Restructuring-related costs (5)	0.7	—	2.2	—
Impairment losses (6)	58.9	—	58.9	13.8
Adjusted EBITDA	$87.2	$131.6	$459.9	$565.5
Adjusted EBITDA Margin	31.8%	43.8%	40.7%	48.5%
(1)One-time stand up costs incurred during the three months ended September 30, 2022 and 2021 primarily include costs to stand up the Company. Amounts for both periods are recorded in Other operating expenses. During 2022, the Company updated its definition for adjustments to include one-time stand up costs. This amount was not previously included as an adjustment for fiscal year 2021 as presented in embecta’s Registration Statement on Form 10.
(2)One-time stand up costs incurred during the twelve months ended September 30, 2022 and 2021 primarily include costs to stand up the Company. Approximately $37.3 million of the one-time stand up costs are recorded in Other operating expenses and $0.9 million are recorded in Selling, general and administrative expenses. For the twelve months ended September 30, 2021, $4.8 million of the one-time stand up costs are recorded in Other operating expenses. During 2022, the Company updated its definition for adjustments to include one-time stand up costs. This amount was not previously included as an adjustment for fiscal year 2021 as presented in embecta’s Registration Statement on Form 10.
(3)Represents the expected costs of purchase commitments associated with the abandonment and impairment of certain manufacturing lines. Please see footnote (6) below. These costs are recorded in Other operating expenses.
(4)Represents costs required to develop processes and systems to comply with regulations such as the European Union Medical Device Regulation ("EU MDR") and General Data Protection Regulation ("GDPR") which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs were recorded in Research and development expense. During 2022, the Company updated its definition for adjustments to include costs associated with complying with EU MDR. This amount was not previously included as an adjustment for fiscal year 2021 as presented in embecta’s Registration Statement on Form 10.
(5)Represents restructuring-related costs recorded in Other operating expenses.
(6)Relates to impairment charges incurred during fiscal years 2022 and 2021. During 2022, the Company updated its definition for adjustments to include fixed asset, goodwill and/or intangible asset impairment charges. For 2021, this amount was not previously included as an adjustment as presented in embecta’s Registration Statement on Form 10. The impairment charges recorded in 2022 and 2021 were recorded in Impairment Expense and Cost of products sold, respectively.

For the three and twelve month periods ended September 30, 2022 and 2021, the reconciliation of GAAP Gross Profit and Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin was as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
Dollars in millions
	2022	2021	2022	2021
Revenue	$274.6	$300.8	$1,129.5	$1,165.3
Cost of sales	97.7	91.1	354.6	364.9
Gross Profit	176.9	209.7	774.9	800.4
Gross Margin	64.4%	69.7%	68.6%	68.7%
Stock-based compensation expense	—	—	0.2	—
Impairment losses	—	—	—	13.8
Adjusted Gross Profit (1)	$176.9	$209.7	$775.1	$814.2
Adjusted Gross Profit Margin	64.4%	69.7%	68.6%	69.9%
(1) Adjusted Gross Profit is calculated by excluding impairment losses and the portion of stock-based compensation expense allocated to Cost of sales associated with the modification of employee share awards on the Separation Date.
Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. A stronger U.S. dollar, compared to the prior-year period, resulted in an unfavorable foreign currency translation impact to our revenues as compared to the prior-year period. We evaluate our results of operations on both a reported and a Constant Currency basis, which excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a Constant Currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. We calculate Constant Currency percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
For the three and twelve month periods ended September 30, 2022, the reconciliation of revenue growth to Constant Currency was as follows:

	Three months ended September 30,
Dollars in millions	2022	2021	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$274.6	$300.8	(8.7)%	(4.5)%	(4.2)%

	Twelve months ended September 30,
Dollars in millions	2022	2021	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$1,129.5	$1,165.3	(3.1)%	(2.6)%	(0.5)%

About embecta

embecta, formerly part of BD (Becton, Dickinson and Company), is one of the largest pure-play diabetes care companies in the world, leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of more than 2,000 employees around the globe. For more information, visit embecta.com, the content of which is not a part of this press release.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “pursue”, “will” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2023 financial guidance and its expectations to strengthen its core business, make additional progress towards separating and standing up embecta as an independent company, and invest in growth opportunities, including the further development of its type 2 closed loop insulin delivery system. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations, (ii) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers, (iii) any failure by BD to perform of its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (v) changes in reimbursement practices of governments or private payers or other cost containment measures; (vi) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (vii) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (viii) any continuing impact of the COVID-19 pandemic or geopolitical instability, including disruptions in its operations and supply chains; (ix) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (x) the expected benefits of the separation from BD; (xi) risks associated with embecta’s indebtedness; (xii) the risk that embecta’s separation from BD will be more difficult or costly than expected; (xiii) risks associated with not completing strategic collaborative partnerships and acquisitions for innovative technologies, complementary product lines, and new markets; and (xiv) the other risks described in our periodic reports filed with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Information Statement dated February 11, 2022, filed with the SEC on February 11, 2022 as Exhibit 99.1 to our Current Report on Form 8-K and our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

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